Exhibit 3.1

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MERIDA MERGER CORP. I

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of MERIDA MERGER CORP. I (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Merida Merger Corp. I

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 20, 2019, an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 4, 2019 and a first amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 29, 2021.

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the stockholders holding at least a majority of the shares of common stock outstanding on the record date at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.	Section F of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

F. In the event that the Corporation does not consummate a Business Combination on or before February 28, 2022 (the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, convert 100% of the IPO Shares for cash for a conversion price per share equal to the amount then held in the Trust Account, including the interest earned thereon, less any interest for income or franchise taxes payable, divided by the total number of IPO Shares then outstanding (which conversion will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such conversion, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate, subject (in the case of clauses “(ii)” and “(iii)” above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law.

[Signature page follows.]

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 22nd day of December 2021.

/s/ Peter Lee
Peter Lee
President and Chief Financial Officer